Exhibit 99.1

NEWS RELEASE		TALX

	Contacts:	L. Keith Graves
Phone: 314-214-7000
E-mail: lkg@talx.com

TALX REPORTS THIRD-QUARTER REVENUES AND EARNINGS

     ST. LOUIS, Mo. (January 28, 2004) — TALX Corporation (NASDAQ: TALX) today reported earnings from continuing operations of $2.5 million, or $0.18 per diluted share, for the fiscal third quarter ended December 31, compared with $2.7 million, or $0.19 per diluted share, for the year-ago period. Earnings in the fiscal 2004 quarter reflect a $0.03 per share charge for incremental legal and accounting costs and an accrual for severance costs.

     Revenues rose one percent to $29.4 million from $29.2 million in the year-earlier quarter, attributable to an 11 percent increase in The Work Number services. Revenues of unemployment cost management services decreased three percent and aggregate revenues in the non-core maintenance and support and customer premises systems businesses declined 19 percent from the year-ago quarter.

     Earnings from continuing operations for the first nine months of fiscal 2004 increased 14 percent to $8.5 million, or $0.60 per diluted share, compared with $7.5 million, or $0.53 per diluted share, the year before. Revenues for the nine-month period increased eight percent to $91.1 million from $84.3 million. All prior-year amounts have been reclassified to report as discontinued operations the human resources and benefits application services business, which became a discontinued operation in April 2003.

     William W. Canfield, president and chief executive officer, commented, “While third-quarter revenue growth in The Work Number services was lower than we had expected due to a slowdown in the mortgage market, gross margin in this business remains strong at 69.0 percent.” This represents a 130 basis point improvement over the 67.7 percent gross margin in the same quarter last year. Canfield added, “This improvement is largely attributable to our employment verification, time reporting, and electronic payroll services becoming more web-based. The web-based delivery method has a lower cost structure than phone-based delivery.”

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     Uncertain economic conditions contributed to the third-quarter revenue decline in the unemployment cost management business, causing a reduction in activity within the tax consulting portion of the business. Canfield noted, “While the revenue levels were not up to our expectations, the addition of the unemployment cost management business has been an important contributor to our overall profitability as well as to the growth in The Work Number services, resulting from selling those services into the UC eXpress client base.” The gross margin in the unemployment cost management business increased 80 basis points to 49.4 percent for the quarter from 48.6 percent for the same quarter last year. Canfield added, “We were pleased to see this improvement in gross margin, in spite of the lower revenues. We reported last quarter that we expected to see our margin improve as we completed final stages of operational integration. With the integration substantially complete, we have begun to realize cost savings which are reflected in the gross margin for this quarter. We expect this margin improvement to continue.”

     The company reported that the total number of employment records on The Work Number services increased to 87.4 million at December 31, from 72.0 million a year ago, representing a 21 percent gain. The company added 4.7 million employment records during the quarter, representing a 6 percent increase over the previous sequential quarter. Total employment records under contract, including those in contract backlog to be added to the database, increased 19 percent to 93.2 million at December 31 from 78.6 million a year earlier. This represents a 4 percent increase over the previous sequential quarter total of 89.8 million.

     The company remains comfortable with its previous guidance for financial performance for the fiscal year ending March 31, 2004, as follows:

•	Total revenues — $122 - $125 million and

•	Diluted earnings per share from continuing operations — $0.87 - $0.92.

     A conference call to discuss the company’s performance during its fiscal 2004 third quarter, as well as its outlook, is scheduled for Thursday, January 29, at 9:00 a.m. Central Standard Time. To participate in this call, dial (888) 423-3280. A slide presentation will accompany the call on the Web at www.talx.com/2004. Other information of investor interest can be found at www.talx.com/investor and the corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be in effect from 2:15 p.m. CST on January 29, through 11:59 p.m. on Friday, January 30. The replay number is (800) 475-6701 and the access code is 717871.

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     TALX Corporation is a leading business process outsourcer for payroll data-centric services. TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpressSM. TALX also provides paperless payroll services, W-2 services, and automated time entry services. Based in St. Louis, Missouri, TALX Corporation’s common stock trades on the Nasdaq Stock Market® under the symbol TALX. For more information about TALX Corporation call 314-214-7000 or access the company’s website at www.talx.com.

     Statements in this news release expressing the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, anticipated revenue and earnings in fiscal 2004 and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements.

     These risks and uncertainties include, without limitation, the risks detailed in the company’s 2003 Form 10-K/A, under the caption “Risk Factors” in “Part 1, Item 1 — Business,” and those described in other documents and reports we file from time to time with the Securities and Exchange Commission, press releases and other communications. These risks include, but are not limited to (1) the risks associated with pending litigation, investigations, and possible future proceedings as a result of matters related to our recent financial statement restatements; (2) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (3) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services; (4) risks associated with our ability to maintain the accuracy and confidentiality of our clients’ employee data; (5) the risk that our revenues from The Work Number may fluctuate due to changes in the level of residential mortgage activity and interest rates; (6) risks associated with our ability to prevent breaches of confidentiality as we initiate large-scale processing of verifications; (7) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability could be significantly harmed if those requirements were relaxed; (8) risks associated with any modifications to or failures to extend or re-instate work opportunity or welfare to work tax credit laws; (9) risks associated with any interpretation of laws prohibiting the unauthorized practice of law to include the unemployment cost management or tax services that we provide; (10) risks associated with future challenges regarding applicability of the Fair Credit Reporting Act or any new privacy legislation or interpretation of existing laws; (11) risks associated with changes in economic conditions or unemployment compensation laws; (12) risk of interruption of our computer network and telephone operations including potential slow-down or loss of business as potential clients review our operations; and (13) risk of loss of revenue associated with the discontinuance of 900 number telephone service. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

— tables attached —

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TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except share information)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenues:
The Work Number services	$10,028	$9,011	$32,597	$25,200
Unemployment cost management services	18,356	18,879	55,241	54,857
Customer premises systems	—	408	—	1,507
Maintenance and support	1,060	908	3,295	2,756

Total revenues	29,444	29,206	91,133	84,320

Cost of revenues:
The Work Number services	3,106	2,912	9,531	8,745
Unemployment cost management services	9,289	9,697	29,048	28,468
Customer premises systems	—	338	—	915
Maintenance and support	390	173	1,050	548

Total cost of revenues	12,785	13,120	39,629	38,676

Gross margin	16,659	16,086	51,504	45,644

Operating expenses:
Selling and marketing	5,558	4,589	17,481	13,487
General and administrative	6,678	6,837	19,317	18,939

Total operating expenses	12,236	11,426	36,798	32,426

Operating income	4,423	4,660	14,706	13,218

Other income (expense), net:
Interest income	14	21	51	84
Interest expense	(205)	(362)	(740)	(1,128)
Other, net	—	2	4	(4)

Total other income (expense), net	(191)	(339)	(685)	(1,048)

Earnings from continuing operations before income tax expense	4,232	4,321	14,021	12,170
Income tax expense	1,693	1,669	5,485	4,681

Earnings from continuing operations	2,539	2,652	8,536	7,489
Discontinued operations:
Earnings from discontinued operations, net of income taxes	28	1,591	127	1,422

Net earnings	$2,567	$4,243	$8,663	$8,911

Basic earnings per share:
Continuing operations	$0.19	$0.19	$0.63	$0.54
Discontinued operations	0.00	0.12	0.01	0.11

Net earnings	$0.19	$0.31	$0.64	$0.65

Diluted earnings per share:
Continuing operations	$0.18	$0.19	$0.60	$0.53
Discontinued operations	0.00	0.11	0.01	0.10

Net earnings	$0.18	$0.30	$0.61	$0.63

Weighted average number of shares outstanding (basic)	13,566,750	13,680,303	13,534,278	13,776,675

Weighted average number of shares outstanding (diluted)	14,311,935	14,107,896	14,212,126	14,248,357

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TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	December 31,	March 31,
	2003	2003

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,329	$9,409
Short-term investments	2,275	—
Accounts receivable, net	15,744	18,082
Work in progress, less progress billings	1,037	1,115
Prepaid expenses and other current assets	4,586	4,122
Deferred tax assets, net	—	598

Total current assets	27,971	33,326
Property and equipment, net	10,277	10,315
Capitalized software development costs, net	2,027	3,804
Goodwill	106,732	105,469
Other intangibles, net	17,747	18,450
Net assets of business held for sale	491	—
Other assets	1,258	1,431

	$166,503	$172,795

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,185	1,560
Accrued expenses and other liabilities	12,163	11,473
Dividends payable	679	542
Current portion of capitalized lease obligations	12	130
Current portion of long-term debt	11,253	10,000
Income taxes payable	—	482
Deferred tax liabilities, net	461	—
Deferred revenue	3,497	7,523

Total current liabilities	29,250	31,710
Deferred tax liabilities, net	4,492	3,372
Capitalized lease obligations, less current portion	—	22
Long-term debt, less current portion	—	12,000
Other non-current liabilities	2,630	2,508

Total liabilities	36,372	49,612

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at December 31, 2003 and March 31, 2003	—	—
Common stock, $.01 par value; authorized 30,000,000 shares, issued 13,948,542 shares at December 31, 2003 and March 31, 2003	140	140
Additional paid-in capital	163,090	162,773
Accumulated deficit	(28,830)	(34,721)
Accumulated other comprehensive income:
Unrealized loss on interest rate swap contract, net of tax of $44 at December 31, 2003 and $99 at March 31, 2003	(70)	(158)
Treasury stock, at cost, 322,540 shares at December 31, 2003 and 409,231 shares at March 31, 2003	(4,199)	(4,851)

Total shareholders’ equity	130,131	123,183

	$166,503	$172,795

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TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Nine Months Ended December 31,

	2003	2002

Cash flows from operating activities:
Net earnings	$8,663	$8,911
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,048	6,083
Deferred taxes	1,718	2,516
Net assets of business held for sale	(117)	—
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	2,504	(2,936)
Work in progress, less progress billings	(421)	(233)
Prepaid expenses and other current assets	(1,850)	(1,674)
Other assets	(10)	9
Accounts payable	(375)	375
Accrued expenses and other current liabilities	566	4,802
Income taxes payable	(43)	662
Deferred revenue	(400)	938
Other non-current liabilities	122	70

Net cash provided by operating activities	16,405	19,523

Cash flows from investing activities:
Additions to property and equipment	(4,202)	(3,564)
Acquisitions, net of cash received	(1,734)	(20,052)
Purchases of short-term investments	(3,975)	(4,000)
Proceeds from sale of short-term investments	1,700	4,000
Capitalized software development costs	(605)	(1,577)

Net cash used in investing activities	(8,816)	(25,193)
Cash flows from financing activities:
Issuance of common stock	1,785	1,349
Purchase of common stock	(1,795)	(3,449)
Repayments of capitalized lease obligations	(140)	(116)
Repayments under long-term debt facility	(10,763)	(6,000)
Dividends paid	(1,756)	(1,239)

Net cash used in financing activities	(12,669)	(9,455)

Net decrease in cash and cash equivalents	(5,080)	(15,125)
Cash and cash equivalents at beginning of period	9,409	21,431

Cash and cash equivalents at end of period	$4,329	$6,306

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